Exhibit 99.1

FLEETCOR Exits Russia
Launches $450 Million ASR

ATLANTA, GA – August 15, 2023 – FLEETCOR Technologies, Inc. (NYSE: FLT), a leading global business payments company, today announced the sale of its Russia business to a local investment group. The transaction divests all of FLEETCOR’s operations in Russia.

“We concluded the sale of our Russia business this week and are now completely out of the market. We are also announcing the launch of a $450 million ASR to buyback FLEETCOR stock,” said Ron Clarke, Chairman and CEO of FLEETCOR Technologies, Inc.

The company also announced that it has entered into an Accelerated Share Repurchase (“ASR”) program with Bank of America, N.A. to repurchase shares of common stock under its current share repurchase authorization. Approximately 80 percent of the shares expected to be repurchased under the transaction will be received by FLEETCOR on August 21, 2023. The total number of shares ultimately repurchased under the program will be determined upon final settlement and will be based on a discount to the volume-weighted average price of FLEETCOR’s common stock during the ASR period. FLEETCOR anticipates that all repurchases under the ASR will be completed by the end of the third quarter of 2023.

Terms of the sale were not disclosed.

About FLEETCOR®
FLEETCOR Technologies (NYSE: FLT) is a leading global business payments company that helps businesses spend less by providing innovative solutions that control expense-related purchasing and payment processes. The FLEETCOR portfolio of brands automate, secure, digitize and manage payment transactions on behalf of businesses across more than 100 countries in North America, Latin America, Europe, and Asia Pacific. For more information, please visit www.FLEETCOR.com.

Contacts
Investor Relations
Jim Eglseder, 770-417-4697
Jim.Eglseder@fleetcor.com

Media Relations
Chad Corley, 770-729-5021
Chad.corley@fleetcor.com